Exhibit H



                    UNITED STATES OF AMERICA
                           before the
               SECURITIES AND EXCHANGE COMMISSION


PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
Release No.         /March  , 1998


_____________________________________________
                                             :
In the Matter of                             :
                                             :
AMERICAN ELECTRIC POWER COMPANY, INC.        :
AMERICAN ELECTRIC POWER SERVICE CORPORATION  :
1 Riverside Plaza                            :
Columbus, OH 43215                           :
                                             :
(70-    )                                    :
_____________________________________________:


NOTICE OF PROPOSED GUARANTY OF LONG-TERM NOTES

      American Electric Power Company, Inc. ("AEP"), a registered holding company, and American Electric Power Service Corporation ("AEPSC"), a service company subsidiary of AEP have filed with this Commission an Application or Declaration pursuant to Sections 6(a), 6(b), 7 and 12(b) of the Public Utility Holding Company Act of 1935 (the "Act") and Rules 45 and 52 thereunder.

     AEP proposes, subject to receipt of appropriate authorization, to guarantee from time to time through December 31, 2003 up to $20,000,000 principal amount of unsecured promissory notes with a maturity not less than nine months nor more than ten years (the "Long-Term Notes") to one or more commercial banks or other financial institutions pursuant to one or more proposed term loan agreements; provided that the total amount of the guarantees shall not be more than $20,000,000 at any one time outstanding.
     Any proceeds realized from the sale of the Notes will be used to pay long-term debt at maturity, to repay short-term debt, to finance anticipated working capital or for other corporate purposes permitted by law.

     The Application or Declaration and any amendments thereto are available for public inspection through the Commission's Office of Public Reference. Interested persons wishing to comment or request a hearing should submit their views in writing by April 15, 1998 to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549, and serve a copy on the applicants at the addresses specified above. Proof of service (by affidavit or, in case of any attorney at law, by certificate) should be filed with the request. Any request for a hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in this matter. After said date, the Application, as filed or as it may be amended, may be permitted to become effective.

For the Commission, by the Office of Public Utility Regulation, pursuant to delegated authority.

                         Jonathan G. Katz
                         Secretary